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                                                                  EXHIBIT (c)(3)

                            TITAN ACQUISITIONS, LTD.

                                                                   June 23, 1999

Ontario Teachers' Pension Plan Board
5650 Yonge Street
Toronto, Ontario
M2M 4H5

Attention:  Portfolio Manager Merchant Banking


Dear Sirs:

     Reference is made to the Pre-Acquisition Agreement dated June 23, 1999 (the "Pre-Acquisition Agreement") between Titan Acquisitions, Ltd. (the "Offeror"), United Technologies Corporation ("Parent") and International Comfort Products Corporation (the "Corporation") pursuant to which the Offeror has agreed to make an offer to purchase all of the outstanding shares (the "Shares") of the Corporation. All capitalized terms referred herein and not otherwise defined herein shall have the meanings attributed thereto in the Pre-Acquisition Agreement.

     The Offeror understands, and by your acceptance of this letter agreement (the "Agreement") you (the "Seller") represent and warrant to the Offeror that 7,919,638 Shares are beneficially owned, directly or indirectly, by the Seller or over which the Seller exercises direction or control (collectively, the "Seller's Shares").

     This Agreement sets out the terms and conditions by which the Seller irrevocably and unconditionally agrees to deposit the Seller's Shares under the Offer, and sets out the obligations and commitments of the Seller in connection therewith. This Agreement is also the Seller's agreement to ensure that the Seller's associates (as defined in the Securities Act (Ontario)) are bound by and perform the obligations of the Seller hereunder, and any reference to the Seller in this Agreement shall include the Seller's associates, all to the extent applicable.
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Section 1    Acceptance

1.1  Deposit.  Subject to the terms and conditions hereof, the Seller hereby
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     irrevocably and unconditionally agrees to deposit the Seller's Shares, together with a completed and executed letter of transmittal, under the Offer prior to the Initial Expiry Time.

1.2  Non-Withdrawal.  The Seller hereby irrevocably and unconditionally agrees
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     not to withdraw or take any action to withdraw any portion of the Seller's
     Shares following their deposit under the Offer, notwithstanding any statutory rights or other rights under the terms of the Offer or otherwise which the Seller might have, except pursuant to Section 1.3 or unless this Agreement is terminated in accordance with its terms prior to the taking up of the Seller's Shares under the Offer.

1.3  Superior Take-over Proposal.  If a third party has made a bona fide offer
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     for all of the Shares of the Corporation which offer constitutes a Superior
     Take-over Proposal (as defined in the Pre-Acquisition Agreement), then the Seller shall not be required to deposit the Seller's Shares pursuant to the Offer or may withdraw the Seller's Shares deposited pursuant to the Offer, as the case may be.

Section 2    Representations and Warranties

2.1  Representations and Warranties of Seller.  The Seller hereby represents and
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     warrants to and in favour of the Offeror that:

     (a) the Seller is a non-share capital corporation duly incorporated and validly existing under the laws of the Province of Ontario;

     (b) the Seller has the power and capacity and has received all requisite approvals to enter into this Agreement and to perform its obligations hereunder and this Agreement is a valid and binding agreement enforceable by the Offeror against the Seller in accordance with its terms;

     (c) the Seller is (and, if applicable, upon the deposit of the Seller's Shares under the Offer, will be) the sole legal and beneficial owner of the Seller's Shares and has and will have the exclusive right to dispose of the Seller's Shares as provided in this Agreement;

     (d) the Seller's Shares are owned (and, if applicable, will be acquired by the Offeror) with good and marketable title, free and clear of any and all mortgages, liens, charges, encumbrances and adverse claims; and
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     (e)  no person, firm or corporation has any agreement or option, or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option, for the purchase, acquisition or transfer of any of the Seller's Shares or any interest therein or right thereto, except pursuant to this Agreement.

2.2  Representations and Warranties of the Offeror.  The Offeror hereby
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     represents and warrants to the Seller that:

     (a) the Offeror is a corporation duly incorporated and validly existing under the laws of its jurisdiction of incorporation;

     (b) the Offeror has the financial resources and is financially capable of completing the Offer; and

     (c) the Offeror has the corporate power and capacity and has received all requisite approvals to enter into this Agreement and this Agreement is a valid and binding agreement enforceable by the Seller against the Offeror in accordance with its terms.

Section 3    Covenants of the Seller

3.1  General.  The Seller hereby covenants that during the term of this
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     Agreement the Seller will:

     (a) not take any action to solicit, initiate or encourage enquiries, submissions, proposals or offers from, or provide information to, any other person, entity or group relating to, and will not participate in any negotiations regarding, or otherwise cooperate in any way with or assist or participate in:

          (i) the direct or indirect acquisition or disposition of all or any Shares or any other securities of the Corporation or its subsidiaries (except as expressly provided in this Agreement); or

          (ii) except as expressly permitted by this Agreement or as previously approved in writing by the Offeror, any amalgamation, merger, sale of any material part of the Corporation's or its subsidiaries' assets, take-over bid, plan of arrangement, reorganization, recapitalization, liquidation or winding-up of, or other business combination or similar transaction involving the Corporation or any of its subsidiaries;

     (b) not sell, assign, convey or otherwise dispose of any of the Seller's Shares except pursuant to and in accordance with this Agreement;
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     (c)  cause the voting rights attaching to the Seller's Shares to be exercised to oppose any proposed action by the Corporation, its shareholders or others:

          (i) which might reasonably be regarded as being directed towards or likely to prevent or delay the successful completion of the Offer (other than as contemplated in Section 1.3 hereof); or

          (ii) to materially change the business, assets, operations, capital, affairs, financial conditions, licences, permits, rights or privileges, whether contractual or otherwise, or prospects of the Corporation which in the sole judgement of the Offeror could individually, or in the aggregate, materially adversely affect the value of the Shares to the Offeror; and

     (d) promptly notify the Offeror upon any of Seller's representations or warranties contained in this Agreement becoming untrue or incorrect in any material respect during the period commencing on the date hereof and expiring at the time of expiry of the Offer.

     The Seller shall not be deemed to have violated Section 4.1(a) solely as a result of the participation by any associate or nominee of the Seller who is a director of the Corporation in a decision by the Board of Directors of the Corporation to provide information to any person, entity or group in accordance with Sections 2.2(c), 8.1(c) and 8.1(d) of the Pre-Acquisition Agreement.

3.2  Resignation as Director.  The Seller shall upon request use all reasonable
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     efforts to cause any of its associates or nominees who may be directors of the Corporation to resign effective at the time and in the manner requested by the Offeror following the purchase of the Seller's Shares by the Offeror under the Offer.

Section 4    Covenants of the Offeror

4.1  Offeror.  Subject to the terms and conditions hereof, the Offeror hereby
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     covenants to use its reasonable commercial efforts to successfully complete the Offer, including diligently pursuing all requisite regulatory approvals, subject to the limitations in Section 10.4(b) of the Pre-Acquisition Agreement.

Section 5    Termination by the Seller

5.1  Termination.  Seller, when not in default in performance of Seller's
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     obligations under this Agreement, may, without prejudice to any other rights, terminate Seller's obligations under this Agreement by notice to the Offeror on the earlier of: (i) an occurrence of the event referred to in Section 1.3
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                                      -5-

     hereof; (ii) the Pre-Acquisition Agreement is terminated in accordance with its terms; and (iii) December 15, 1999.

     In the event of such termination of this Agreement, the Seller may withdraw all of the Seller's Shares deposited in accordance with the terms and conditions of the Offer, this Agreement shall forthwith be of no further force and effect and there shall be no liability on the part of either Seller or the Offeror, except to the extent that either such party is in default of its obligations herein contained.

Section 6    General

6.1  Disclosure.  Prior to the first public disclosure of the existence and
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     terms and conditions of this Agreement, none of the parties hereto shall disclose the existence of this Agreement, or any details hereof, to any person other than the Corporation, its directors and officers, without the prior written consent of the other party hereto, except to the extent required by law including applicable securities laws. The existence and terms and conditions of this Agreement may be disclosed by the Offeror and the Corporation in press releases issued in connection with the execution of the Pre-Acquisition Agreement, in the Offer Documents and in the directors circular prepared by the Corporation.

6.2  Assignment.  The Offeror may assign all or any part of its rights and/or
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     obligations under this Agreement to a wholly-owned subsidiary of the
     Parent, but, if such assignment takes place, the Offeror shall continue to be liable to Seller for any default in performance by the assignee. This Agreement shall not otherwise be assignable by any party without the consent of the other.

6.3  Governing Law.  This Agreement shall be governed by and construed in
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     accordance with the laws of the Province of Ontario and of Canada applicable therein.

6.4  Survival of Representations and Warranties.  The representations and
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     warranties made by the Offeror and the Seller herein shall expire immediately following the Closing. No investigations made by or on behalf of the Offeror or any of its authorized agents at any time shall have the effect of waiving, diminishing the scope of or otherwise affecting any representation, warranty or covenant made by the Seller herein or pursuant hereto.
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6.5   Amendments.  This Agreement may not be amended except by written agreement
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      signed by the parties to this Agreement.

6.6   Specific Performance and other Equitable Rights.  Each of the parties
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      recognizes and acknowledges that this Agreement is an integral part of the
      Offer, that the Offeror would not contemplate causing the Offer to be made unless this Agreement was executed, and that a breach by any party of any covenants or other commitments contained in this Agreement will cause the other party to sustain injury for which it would not have an adequate remedy at law for money damages. Therefore, each of the parties agrees that in the event of any such breach, the aggrieved party shall be entitled to the remedy of specific performance of such covenants or commitments and preliminary and permanent injunctive and other equitable relief in addition to any other remedy to which it or they may be entitled, at law or in equity, and the parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief.

6.7   Expenses.  The Offeror and the Seller shall each pay its legal, financial
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      advisory and accounting costs and expenses incurred in connection with the preparation, execution and delivery of this Agreement and all documents and instruments executed or prepared pursuant to this Agreement and any other costs and expenses whatsoever and howsoever incurred, and none of such costs and expenses shall be borne by the Corporation.

6.8   Counterparts.  This Agreement may be executed in one or more counterparts
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      which together shall be deemed to constitute one valid and binding agreement, and delivery of the counterparts may be effected by means of a telecopier transmission.

6.9   Entire Agreement.  This Agreement constitutes the entire agreement and
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      understanding between the parties pertaining to the subject matter of this
      Agreement.

6.10  Time.  Time shall be of the essence of this Agreement.
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6.11  Notices.  Any notice, request, consent, agreement or approval which may or
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      is required to be given pursuant to this Agreement shall be in writing and shall be sufficiently given or made if delivered, or sent by telecopier, in the case of:
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     (a)  The Offeror addressed as follows:

          United Technologies Corporation
          One Financial Plaza
          Hartford, CT 06101
          Attention:  Ari Bousbib

          Telecopier No.:  (860) 728-6355

          United Technologies Corporation
          One Financial Plaza
          Hartford, CT 06101
          Attention:  General Counsel

          Telecopier No.:  (860) 728-7862


     (b)  The Seller, addressed as follows:

          Ontario Teachers' Pension Plan Board
          5650 Yonge Street
          Toronto, Ontario
          M2M 4H5
          Attention:  Portfolio Manager Merchant Banking

          Telecopier No.:  (416) 730-5374

     or to such other address as the relevant party may from time to time advise by notice in writing given pursuant to this section 6.11. The date of receipt of any such notice, request, consent, agreement or approval shall be deemed to be the date of delivery or sending thereof.
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If the terms and conditions of this Agreement are acceptable to you, please so indicate by executing and returning the enclosed copy hereof to the undersigned prior to 11:59 p.m. (Toronto time) on June 23, 1999, failing which this letter shall be null and void.

                                Yours truly,

                                TITAN ACQUISITIONS, LTD.



                                By:  /s/ Ari Bousbib
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                                (Acceptance on following page)
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ACCEPTANCE

Agreed and accepted this 23rd day of June, 1999.


ONTARIO TEACHERS' PENSION PLAN BOARD


By:  /s/ Roy T. Graydon
  --------------------------